AGREEMENT

RELATING TO THE SHARE CAPITAL INCREASE OF

SOLTERA MINING CORP

SOLTERA MINING CORP

 (hereinafter “Soltera”)

and

GOLDLAKE ITALIA S.p.A.

(hereinafter “GOLDLAKE”)

(each a ”Party” and collectively the ”Parties”)

BACKGROUND

Objective
It is the intention and objective of both SOLTERA MINING CORP (“SOLTERA”) and the GOLDLAKE ITALIA S.p.A. (“GOLDLAKE”) to cooperate in the re-start of the eluvial exploitation operation and the subsequent completion of the exploration and resources definition plan for the Soltera Mining sites in the El Torno project, Argentina (“Exploration”).

INCAS MINERALS S.A. (fully owned by SOLTERA MINING CORP.), has option and agreement with Mr. Antonio Agustin Giulianotti   and Manuel Bernal Mateo on concession: El Torno Nord (089-B-1996), El Torno Sur (090-B-1996), Mina Manolo (064-B-1996), Mina Despreciada (127-G-1997) and Mina Palca Ingenio (255-S-1949), with balances and documents as sent to GOLDLAKE.

FABIO MONTANARI, as President and CFO of Soltera Mining Corp., declares and guarantees that SOLTERA MINING CORP. and Incas Mineral, until 31st May 2010, have no debts or liabilities save for:
i) not more than 80,000.00 US$ of debts of Soltera Mining Corp towards third parties and

ii) no more than an aggregate of 70,000 US$  of debts that Soltera and Incas Mineral have towards Fabio Montanari and

iii) no more than an aggregate of 313,000.00 US$ of debts of Soltera, for salary unpaid, towards Fabio Montanari, Kevan Ashworth, and Carlton Parfitt.

c) Soltera’s share capital is represented by n. 70.834.473 ordinary shares all fully paid in, n. 1.968.070 outstanding warrants, and no preferred or other kind of shares or financial instruments have been issued. No other share subscription rights of any kind are outstanding.

d) Soltera owns, directly or indirectly, the entire share capital of Incas Mineral, no preferred or other kind of shares or financial instruments have been issued. No share subscription rights of any kind are outstanding.

e) Incas Mineral has only the assets, liabilities, rights and obligations disclosed in writing to GOLDLAKE

FABIO MONTANARI declares and guarantees all documents sent to GOLDLAKE are true and correct copies of the originals and are not superseded or modified.

The above capital increase will be used to achieve the following:

1. maintain the property licence option                            $200k

2. restructure Soltera’s corporate finance                        $400k

3. restart the eluvial gold production                                $600k

4. undertake initial test work on the major gold targets    $300k

The purpose of these premises to the agreement is to summarize the envisaged method of cooperation in restructuring the ownership, corporate financing and activities of Soltera.

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1. LICENCE PAYMENTS

Objective
• To maintain the licence rental/purchase option agreement over El Torno for the next year.

• Funding requirement USD200k.

Soltera has an option agreement with the mineral title holder over 78 km2 of the El Torno area which requires annual rental payments.  These annual payments will be subtracted from any final purchase payment should Soltera wish to buy-out the mining property.

The required payment for the next year is USD200K payable on 30th June 2010.

2. CORPORATE FINANCE RESTRUCTURING
Objective

• To return Soltera to the NASDAQ Bulletin Board and prepare the way for listing on a major exchange.

• Funding requirement USD400k.

Soltera was reduced to the NASDAQ Pink sheets in October 2008 because the company accounts were filed late for three successive quarters due to administrative problems in Vancouver. A British Columbian Cease Trade Order was put in place in 2009 for the same reasons following the N.I 51.101 rules.

Soltera wishes to return to the Bulletin Board at the earliest possible time and then move to list on a more substantial stock market such as Toronto or AIM (London).  The initial requirement is to file all outstanding accounts with the SEC.

The funding requirement of USD400k is required in order to cover the costs of accountants, auditors, lawyers and SEC fees, and also repay some advances made by the management to keep the company operating.

3. GOLD PRODUCTION
Objective	• Evaluation of the reserves on surface (eluvial) gold. • Evaluation on the utilization, modification and /or substitution of actual plant • Funding requirement about USD600k.

Funding will be required accordingly with new exploration plan that will be discussed in Board of Directors, after an additional analysis in fourth quarter of 2010 about reserves and plant engineering.

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4. TESTWORK ON MAJOR GOLD TARGETS
Objective
• Obtain exploration test work data on the major gold targets that, assuming positive results, will justify additional fund raising.

• Funding requirement USD300k.

Six potential open pit target areas have been identified by Soltera’s geochemical surveys and further exploration will concentrate on these areas. They appear to contain numerous small gold-bearing quartz veins that, when mined together with the country rock, could supply very large tonnages averaging more than 1 gpt gold. There appears to be virtually no overburden (waste) and they are therefore well suited as targets for major open-pit gold operations.

The initial objective is to test for gold in the upper 100 m of the target areas, and this will include the rich part of the main vein where it passes through prospective areas.  The work will therefore commence with geophysical prospecting followed by a programme of diamond drilling over the main anomalous areas.  We anticipate that at least two shallow diamond drill angle holes into the gold-bearing vein system will be located next to existing PUMA drill holes in order to check the previous analytical data.

A total of US$300k has been allocated for major gold exploration, but substantially additional funding will be required given positive results from the initial exploration data.  Any such future programme will include geophysical surveys and deeper drilling to test the rich vein mineralization.

CONCLUSIONS

The exploration for major deposits and evaluating the eluvial material can be carried out at the same time over a period of 12 months if funding is made available.  At the end of this period, the elluvial gold production should be in full swing and the exploration results should be sufficient to make a strong case for further investment.

Furthermore, the company will be preparing to list on a major exchange and have no debts or immediate licence payments.

The payment schedule required is essentially, USD300k in June and the remaining accordingly to exploration plan and exploitation plan developed by Board of Directors but within 1 year from the signing of the agreement.

Shareholders’ Value	The Parties will seek to increase and realize the shareholder value of Soltera.
CORPORATE FINANCE PROPOSAL

Capital Increase

The Parties agree a progressive capital increase by Goldlake, with an increase of:

1. US$300k at a share issue price of 10 US$c/share before 30th June 2010 (the “First Tranche”)

Goldlake will maintain the exclusive option right to subscribe independently the remaining two portions of the Capital Increase as follows:

2. US$100k at a share issue price of 10 US$c/share before 31st October 2010 (the “Second Tranche”);

3. US$1.100k at a share issue price of 10 US$c/share before 30th June 2011 (the “Third Tranche”).

Goldlake will have no liability towards Soltera or its shareholders in case it does not subscribe the second or the third part of the Capital Increase.

The destination of capital increase will be used exclusively for:

1. US$200k paid as of 30th June for the payment of the option expense to the current owner.

2. US$400k for restructuring the corporate finance of Soltera using, as for US$100k, the remaining amount of the First Tranche.

3. US$600k for ramping up the gold operations on the eluvial section of the property. The proceeds of the Second Tranche (US$ 100.000,00) capital will be used for exploration.

4. US$300k to initiate the major ore body exploration campaign and fund any possible contingency

Should revenue become available from the eluvial gold operation, it shall primarily be used to fund the rental/purchase payment, exploration expenses and miscellaneous expenses of INCAS MINERALS.

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Subsequent Capital Increase Governance
Each share issued will provide GOLDLAKE with warrants to subscribe two shares at 0,15 US$ for share. The warrants will be exercisable 6 months to 2 years from completion of the first capital increase. The final aim is let GOLDLAKE reach relative majority (over Montanari and Ashworth jointly) at the end of the total increase in share capital

From the date of the signature of this agreement, GOLDLAKE has the possibility of appointing 1 member on the Board of Directors of SOLTERA MINING CORP and of INCAS MINERAL S.A.; from the date of completion of the US$ 1.500.000,00 increase GOLDLAKE has the right to appoint other 2 members on the Board of Directors of SOLTERA MINING CORP and of INCAS MINERAL S.A., one of which Vice President (on a total of 5 directors) and INCAS MINERAL S.A. (on a total of 5 directors).

Fees that are not paid to current Directors are crystallized at May 31, 2010 (Goldlake may require to pay in shares). New Directors on Goldlake’s side will be appointed by board of Directors of Goldlake.

Prior Understanding
This Term Sheet and related transaction documents supersede all prior understandings and agreements, whether written or oral, and constitute the entire agreement between the Parties hereto relating to the transactions provided for herein.

Reservations
This Agreement is construed as a firm engagement of a Party to the respective other Party.

Each of the transactions contemplated herein is subject to the compliance with any applicable law, rule and regulation, including the rules and regulations of any competent authority and/or stock exchange.

The illegality, invalidity and non-enforceable provision of this document under the laws of any jurisdiction shall not affect its illegality, validity or enforceability under the law of any other jurisdiction or provision.

If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions will nevertheless be and remain valid and subsisting and the said remaining provisions will be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the Parties agree to change the Agreement without change the sense or the substance of the Agreement according to the Regulatory Authorities.

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TIME LINE
Upon signing this Agreement, the Parties agree that the Capital Increase shall be immediately resolved upon and offered to Goldlake so that it will be entitled to subscribe the First Tranche paying an aggregate price of US$300,000, of which US$200,000 will be used to pay the acquisition option.

BINDING CLAUSES
All clauses are contractual and binding upon the Parties:
Applicable Law	This Agreement is governed exclusively by United Kingdom law. Place of venue is London.

We hereby acknowledge the terms and conditions outlined in the above Agreement.

Dated at Gubbio the 9th day of June 2010

Soltera Mining Corp                                                                                                GOLDLAKE ITALIA
Fabio Montanari                                                                                                            Giuseppe Colaiacovo
President                                                                                     CEO
/s/ Fabio Montanari                                                                                                /s/ Giuseppe Colaiacovo

Kevan Ashworth
Director
/s/ Kevan Ashworth

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